EXHIBIT 99.1

2004-15

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON TO ACQUIRE VALVE MANUFACTURING BUSINESSES

HOUSTON (September 24, 2004) — Cooper Cameron Corporation has agreed to purchase certain businesses of the PCC Flow Technologies segment of Precision Castparts Corp. (NYSE: PCP) for approximately $80 million in cash, subject to final adjustments and to regulatory clearance and other matters. The transaction is expected to close during the fourth quarter of 2004.

     The operations being acquired serve customers in the surface oil and gas production, pipeline and process markets, and include the General Valve business, located in Brookshire, Texas; the PCC Ball Valves business, located in Milan, Italy; the TBV specialty valve business, located in Millbury, Massachusetts; AOP Industries, located in Moore, Oklahoma; and Sterom manufacturing in Romania. The businesses being acquired reported revenues of approximately $122 million for the fiscal year ended March 2004.

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “The majority of the operations being acquired will be combined with our Cooper Cameron Valves and Cameron businesses, adding critical mass to the CCV division and expanding its product offerings and services. The acquisition is expected to be modestly additive to our earnings during 2005, and we expect further improvement in 2006 as we take full advantage of certain cost synergies.”

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the impact of an acquisition on the future profitability of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for the Company’s products; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; variations in global economic activity; and changes in the financial markets. In particular, current and projected oil and gas prices directly affect customers’ spending levels and their related purchases of the Company’s products and services. Changes in oil and gas price expectations may also lead to changes in the Company’s cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable securities laws and regulations.